SUBSIDIARIES OF THE REGISTRANT
                             (AS OF MARCH 23, 2001)


                                                   STATE OF
              NAME                               INCORPORATION
              ----                               -------------

The German American Bank                           Indiana
GAB Mortgage Corp                                  Indiana
German American Holdings Corporation               Indiana
Citizens State Bank                                Indiana
First State Bank, Southwest Indiana                Indiana
Peoples National Bank                              United States of America
The Doty Agency, Inc.                              Indiana
First American Bank                                United States of America
First Title Insurance Company                      Indiana
German American Reinsurance Company, Ltd.          Turks and Caicos Islands